Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Rayonier Inc., Rayonier, L.P., and Rayonier TRS Holdings Inc. for the registration of debt securities, guarantees, common shares, subscription rights, preferred shares, warrants, stock purchase contracts, and stock purchase units and to the incorporation be reference therein of our reports dated February 21, 2025, except for Notes 2 and 3, as to which the date is November 21, 2025, with respect to the consolidated financial statements of Rayonier, Inc. and Rayonier, L.P. for the year ended December 31, 2024, included in its Current Report on Form 8-K dated November 21, 2025, and our report dated February 21, 2025, with respect to the effectiveness of internal control over financial reporting of Rayonier Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

December 9, 2025